Exhibit 10.7
McGraw Hill, Inc. Annual Incentive Plan

Purpose

McGraw Hill, Inc. (the “Company”) hereby establishes and adopts this McGraw Hill, Inc. Annual Incentive Plan (“AIP” or the “Plan”) to provide annual cash incentive award opportunities to key employees of the Company and its affiliates (collectively, “MH”), contingent upon meeting certain performance goals.

Specifically, the Plan is intended to:

•Attract, motivate and retain professional and managerial talent of outstanding ability by providing cash incentive award opportunities to key employees on an annual basis;
•Foster a high performance culture focused upon the achievement of MH enterprise-wide financial results by aligning annual cash incentive award opportunities to a common set of key corporate performance metric(s) in order to maximize MH’s overall performance as well as the performance of MH’s various business levels, regions, departments and functional units (each a “Business Unit”); and
•Reward the successful achievement of individual employee performance objectives that are linked to and support the achievement of MH’s overall performance goals where performance goals and incentives are differentiated for eligible participants in the Plan (“Participants”).

Administration of the Plan

The Plan shall be governed collectively by the CEO, CFO, CHRO and GC, in conjunction with the Compensation Committee of the Board of Directors of MH (the “Committee”); provided, that the Plan, as it relates to the executive officers of MH, shall be governed solely by the Committee and, where appropriate, the full Board of Directors of MH. The Plan shall be administered by the Human Resources, Total Rewards organization. The Committee’s governance authority includes, but is not limited to, the following (in each case, subject to and consistent with the provisions of the Plan):

•Review Plan provisions annually, and make modifications as the Committee deems appropriate
•Establish, modify, or rescind rules, regulations, policies and practices for the administration of the Plan
•Designate the criteria for eligibility for participation in the Plan
•Assess benchmarking to ensure plan provisions and eligible participant Target Amounts are aligned to external market data and best practice
•Establish and determine the target amount of the aggregate annual Plan incentive pool (the “Pool”) and the applicable performance objectives for the funding of the Pool for the Plan Year
•Certify the degree of attainment of overall financial performance objectives for funding the aggregate Pool, and reduce or increase such funding as provided in the Plan
•Review and approve the allocation of the Pool to each of the Business Units and the level of attainment of the applicable performance objectives for the Plan Year for each of the Business Units
•Review, assess, and approve exceptions to the Plan
•Determine the timing of when amounts will be paid under the Plan
•Construe and interpret the Plan to correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee shall deem appropriate or advisable
•Make any and all other determinations and take any other actions required under the terms of the Plan deemed necessary or desirable for, or arising in connection with, the administration of the Plan or the performance of the Committee’s responsibilities under the Plan

Exhibit 10.7
The Committee shall collectively exercise final authority in the event of questions or interpretation of the terms and provisions of this Plan. The decisions of the Committee shall be final, conclusive, and binding on all persons, including MH and any Participant.

Plan Year

The Plan Year shall be aligned to the Company’s fiscal year, which is currently from April 1 through March 31.

Performance Period

The Performance Period shall be aligned to the Plan Year, which is currently from April 1 through March 31.

Eligibility

In order to participate in the Plan, newly hired and current employees must be employed and in an AIP eligible role on or before February 1 for the current Plan Year and remain employed through the payout date. Any such employee’s target payout amount will be pro-rated based on the time worked in an AIP eligible position during the Plan Year and for any AIP target changes or FTE changes that occur during the Plan Year, i.e., promotion.
Employees may only be assigned one incentive plan at any point in time. Employees are required to comply with the Company’s policies and Code of Business Ethics at all times. The Company has the discretion to withhold an AIP award if an employee violates Company policy or breaches the Code of Business Ethics.

MH Target Incentive Pool Determination

For each Plan Year, the Committee shall determine the target amount of the aggregate Pool for the Plan Year in its sole discretion based on such factors as it deems appropriate or advisable, which factors may include, without limitation, any or all of the following:

•A summation of the target opportunities of the eligible Participants and/or Business Units
•The amount of the Pools funded in, and/or the target opportunities applicable to, prior Plan Years
•A fixed dollar amount or an amount determined pursuant to an objective formula or standard
•A percentage level of revenue, EBIT, free cash flow, EBITDA and/or other relevant financial performance metric or metrics, as determined to be appropriate in the sole discretion of the Committee
•General business conditions, retention needs and/or market conditions
•Other business factors deemed necessary and appropriate by the Committee for the appropriate positioning, motivation, and rewarding of MH strategic outcomes

The extent to which the Pool funds (or does not fund) for a Plan Year shall be based on MH performance against one or more metrics selected by the Committee (the “MH Metrics”) and described in writing in an addendum to the Plan for such Plan Year (an “Addendum”).

MH Metrics may include, without limitation, revenues, EBIT, cash flow and/or EBITDA, Business Unit Metrics (as defined below), individual performance objectives (as describe below), or any other measure, in the Committee’s discretion. In addition, the MH Metrics may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations.

Exhibit 10.7
MH Incentive Pool Funding

Based on actual achievement of the applicable MH Metrics for the Plan Year, the Pool for such Plan Year will be funded in an amount between 0% and 150% of the target Pool amount, as determined by the Committee in its discretion, consistent with and subject to the terms of the Plan and the applicable Addendum. The determination of the achievement of MH Metrics used for the Plan shall be made in a manner consistent with those reported in year-end operating results statements. Any adjustments to the applicable financial metrics which are approved by the Committee shall be applied to the Plan in determining the target Pool amount and the actual Pool funding amount. Except as otherwise provided in the Plan or an Addendum hereto, no other adjustments to reported operating results will be applied to the Plan in determining the target Pool amount and the actual Pool funding amount, except as otherwise determined by the Committee in its sole discretion.

Following the close of each Plan Year and prior to payment of any amounts for that Plan Year, the Committee will calculate and certify the level of MH Metrics achievement for that Plan Year (which certification may, in the discretion of the Committee, be subject to the Committee’s receipt of the audited financial statements for that Plan Year) and the corresponding Pool funding level in accordance with the Plan and any applicable Addendum.

Notwithstanding anything in the Plan or an applicable Addendum to the contrary and except as otherwise determined by the Board, the Committee may, in its sole discretion, determine to fund the Pool in an amount that is less than or greater than the amount of the Pool generated based on actual MH performance, regardless of the degree of attainment of the MH Metrics for the Plan Year.

Business Unit Incentive Pool Allocation

MH performance with respect to the applicable MH Metrics shall be measured from time to time throughout the Plan Year in order to forecast aggregate MH performance relative to the applicable MH Metrics for that Plan Year, and accordingly, to forecast the annual aggregate Pool funding level for that Plan Year.

Following the determination of the applicable MH Metrics for the Plan Year, and as year-to-date performance results and forecasts are measured during the Plan Year by the CFO or his designee (e.g., the Compensation Department), the forecasted Pool funding level shall be allocated for accrual purposes amongst, and communicated to the Presidents or Leaders of, the various Business Units based on an estimate of aggregate incentive targets, a pro rata portion of the overall MH Pool accrual, and/or such other reasonable methodologies as determined by the CFO and approved by the CEO in his sole discretion, including, without limitation, any Business Unit performance metrics such as, but not limited to, revenue, EBIT, expenses, EBITDA, cash flow, and strategic directives and objectives to be achieved for the Plan Year by Business Units and function support areas (“Business Unit Metrics”); however, in no case shall any level of forecasted Pool accrual as of any date during the Plan Year represent, be construed as or otherwise be deemed to be a minimum, guarantee or final determination of the Business Unit’s allocation of the Pool for the Plan Year.

Following the close of each Plan Year and the Committee’s determination and certification of the MH Metrics achieved for that Plan Year and the corresponding Pool amount, the final Pool shall be allocated among the Business Units in amounts between 0% and 200%. The CFO shall determine such allocations among the Business Units, subject to the review and approval of the CEO, in such persons’ sole discretion and approved by the Committee. In determining such allocation, the CFO may consider various data points including, but not limited to:

Exhibit 10.7
•Business Unit performance against the relevant Business Unit Metrics or other MH Metrics, and/or other performance targets
•The degree of attainment of Business Unit strategic objectives and its impact on the strategic objectives and overall performance and success of MH
•The degree of difficulty in achieving the applicable MH Metrics and Business Unit performance targets
•External business and economic conditions
•Business performance relative to peer performance
•Execution relative to key business initiatives
•Labor market and talent management considerations
•The number of Participants in each Business Unit (including actual and projected changes in Business Unit headcount)
•The funding needed to provide “target” incentives in each business / department
•Other considerations as deemed appropriate by the CEO and/or Committee in their sole discretion

The Committee reserves the right to set aside a portion of the pool to use in its discretion, or the discretion of the CEO’s direct reports (the “Senior Leadership Team”), to award special one-time payments in recognition of any employees who made significant contributions to strategic projects during the Plan Year.

Individuals who work in a corporate function and primarily support one business unit or region and who are responsible for driving the achievement of both enterprise and business unit or region specific goals, will have a blended funding level calculated as 50% of the enterprise funding level and 50% of the funding level for the applicable business unit or region.

No funding will be added to the Pool (or any Business Unit’s allocation thereof) during the Plan Year for new headcount additions beyond the approved headcount budget, without the express approval of the Committee. Incentive payments to new hires, and any incentive guarantees made to current and new hire employees, must be made within the constraints of the awarded Pool for the applicable Business Unit. As a result, the impact of new hires and guarantees on the funded pool must be carefully considered in order to not limit or otherwise impact the allocable Pool available for discretionary awards to other Participants. In the event that the Pool for the applicable Business Unit does not fund in an amount sufficient to cover guarantees and other Plan commitments, any legally binding guaranteed incentive payment amounts will be paid from the operating proceeds and/or expense budget of the applicable Business Unit.

Allocation of Business Unit Incentive Pool Among Participants

Allocation of each Business Unit’s actual Pool for a Plan Year among eligible Participants in such Business Unit shall be based upon the recommendations of the Participants’ managers. In making individual award recommendations, managers may consider a variety of quantitative and qualitative criteria, including but not limited to:

•The individual’s performance against objectives developed and measured through the MH Performance Management Process
•The individual’s contribution to key strategic initiatives of the Business Unit and/or MH overall
•The individual’s performance and contribution relative to others on their team
•The individual’s pay relative to others and relative to competitive levels
•The department’s allocated portion of the aggregate Pool
•Any award guidelines or policies developed by Committee, the CEO or any management compensation committee

Exhibit 10.7
Manager recommendations will be reviewed and approved by the President or Leader of each Business Unit. All allocations from the Pool are subject to the approval of the CEO and the Committee. Allocations to members of the Senior Leadership Team and/or other key Leadership Team members will be based on the recommendation of the CEO and subject to the review and approval of the Committee.

A Plan Participant on a Written Warning at the time of the end of the Plan Year or at the time of Payout shall not be eligible for an incentive payment under the Plan.

There is no cap on an individual Participant’s actual payment with respect to any Plan Year, subject to the confines of the actual Pool allocated to the Participant’s Business Unit, unless designated in administrative guidelines for such Plan Year. Additionally, specific guidelines for approval requirements may be specified by the Committee and/or the CEO or management committee prior to payment of any Plan amounts.

Disability, Leave of Absence and Partial Work Schedule

From time to time, a Participant may take an authorized leave of absence or may have worked under an approved partial work week schedule for some or all of the Plan Year. In considering such a Participant’s payment, if any, under the Plan, such Participant’s performance and achievement relative to his or her objectives should be considered. In the event that a Participant’s objectives were developed under the assumption of a full-year work schedule, and the Participant is able to achieve his or her objectives in the time frame worked excluding the period of absence, an award under the Plan should be determined accordingly and should not reflect a pro rata portion for time worked.

In the event that the Participant is not able to achieve all of his or her objectives and/or it becomes necessary to reassign the duties of the Participant to other active employees, then the incentive award should be adjusted to reflect the period of time in which the Participant was an active employee.
When a Participant is on a reduced workweek schedule (e.g., three days per week), it is to be assumed that Participant’s performance objectives were developed in tandem with the reduced work week, and the incentive award for the Participant shall be adjusted accordingly.
In the event that a Participant who has taken leave or who has worked on an approved partial work week schedule during the Plan Year is awarded an incentive payment under the Plan, such Participant’s incentive payment shall be paid at the same time incentive payments under the Plan are paid to employees generally.

Plan Payments
Incentive payments payable under the Plan with respect to a particular Plan Year shall be distributed to Participants no later than June 15 (for eligible employees working in the United States) and June 30 (for all other eligible employees) in the calendar year following the Plan Year to which such payments relate, subject to the Committee’s certification of the level of MH Metric achievement for that Plan Year in accordance with the terms under “MH Incentive Pool Funding” above. The overall pool shall be calculated in U.S. dollars; however, individual payments will be made in local currency via the appropriate local payroll based on the exchange rates in effect on or about the date of payment.

Termination of Employment

Except as otherwise provided in the Plan, to receive an incentive payment under the Plan, each Participant must be an active employee of MH on the date of payment.

Exhibit 10.7
•Termination for Cause
In the event an eligible Participant is terminated by MH for Cause (as defined below), prior to the payment of any amount under the Plan, Participant shall not be eligible for a payment under this Plan.

•Voluntary Resignation
In the event an eligible Participant voluntarily resigns his or her employment with MH prior to the payment under the Plan, then except as otherwise determined by the Committee in its sole discretion (taking into account the recommendations of the Participant’s manager and the CEO), such Participant shall not be eligible for a payment under this Plan.

•Without Cause Termination
A Participant whose employment is terminated by the Company as part of a Reduction in Force or whose position is eliminated who was an active employee at the end of the fiscal year will be entitled to receive an AIP payment, conditioned on Participant’s timely execution and delivery to the Company without revocation of a general release of claims against the Company, MH and their respective subsidiaries, affiliates, directors, employees and related persons, in a form provided by the Company.

Notwithstanding the above, if a Participant is terminated by MH during the Plan Year as part of a Reduction in Force or position elimination, the Committee in its sole discretion may approve a payment to such Participant upon a recommendation by the CHRO. Any such discretionary payment shall be subject to any applicable guidelines or policies (including any applicable Addendum to the Plan) with respect to terminated Participants in the Plan.

Amounts payable to a terminated Participant under the Plan (if any) shall be payable following the end of the Plan Year, at the same time incentive payments are paid to actively employed Participants generally, and contingent upon and subject to the Participant’s timely execution and delivery to the Company, without revocation, of a general release of claims against the Company, MH and their respective subsidiaries, affiliates, directors, employees and related persons, in a form provided by the Company.

As used in the Plan, “Cause,” with respect to each Participant, has the meaning set forth in (i) the then-current employment (or similar) agreement entered into by and between such Participant and MH, if any, that is in effect as of the date of the Participant’s termination of employment; (ii) in the absence of any such employment (or similar) agreement, the MH severance plan covering such Participant, if the Participant is a participant in an MH severance plan as of the date of the Participant’s termination of employment; or (iii) in the absence of any such employment (or similar) agreement or participation in an MH severance plan, a finding by MH of: (A) the Participant’s gross negligence or willful misconduct, or willful failure to attempt in good faith to substantially perform his or her duties (other than due to physical or mental illness or incapacity), (B) the Participant’s conviction of, or plea of guilty or nolo contendere to, or confession to, (1) a misdemeanor involving moral turpitude or (2) a felony (or the equivalent of a misdemeanor involving moral turpitude or felony in a jurisdiction other than the United States), (C) the Participant’s knowing and willful violation of any written MH policies that the Committee determines is detrimental to the best interests of MH, (D) the Participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to MH, (E) the Participant’s use of alcohol or drugs that materially interferes with the performance of his or her duties, or (F) willful or reckless misconduct in respect of the Participant’s obligations to MH or other acts of misconduct by the Participant occurring during the course of the Participant’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of MH.

Exhibit 10.7
Adjustments; Change in Control

In the event of any extraordinary, unusual, nonrecurring or similar events during a Plan Year (including, without limitation, a sale, acquisition or disposition, merger, consolidation, spin-off, combination, recapitalization, reorganization, or other similar transactions or events) or any change in applicable laws, regulations or accounting principles or standards impacting the Company, MH and/or Business Unit results for a Plan Year, the Committee may make such adjustments in the terms and conditions of, and the criteria included in, the Plan (including, without limitation, the acceleration of the timing of payment or an adjustment of the MH Metrics, performance goals, targets and/or measures applicable for purposes of Pool funding or payout for the Plan Year), in each case, as it may determine appropriate and equitable. The manner of any such equitable adjustment shall be determined in the sole discretion of the Committee.
Miscellaneous

Limitation of Liability: Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of MH or any of its affiliates, MH’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by MH to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Committee, nor any officer or employee of MH acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of MH acting on its behalf shall, to the extent permitted by law and MH’s corporate governance documents, be fully indemnified and protected by MH with respect to any such action, determination or interpretation.

Amendment and Termination of the Plan: The Committee may at any time alter, amend, suspend or terminate the Plan, including during a Plan Year. No such amendment, suspension or termination shall adversely affect any amounts previously paid under the Plan to a Participant. Neither the Company nor any other MH entity has any obligation to continue the Plan or to offer an annual bonus plan in any future year.

Right of Discharge Reserved; Claims to Payments: Nothing in the Plan nor the payment of an incentive award hereunder shall confer upon any Participant the right to continue in the employment of MH or affect any right that MH may have to termination the employment of (or to demote or to exclude from future payments under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be paid any amount under the Plan.

Misconduct of Participant: Notwithstanding anything to the contrary in the Plan, the Committee, in its sole discretion, may by Addendum, resolution or otherwise, establish procedures or policies providing for the forfeiture or cancellation of any amounts payable, or the repayment of amounts previously paid, in each case to be applied if the Participant engages in misconduct as defined in the HR Guide.
Successors: The obligations of the Company or any other MH entity under the Plan shall be binding upon any successor corporation or organization (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the entity.

Non-Alienation: No payment under the Plan, nor any other right or benefit under the Plan, shall be subject to alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to alienate, sell, assign, pledge, encumber and, to the extent permitted by applicable law, garnish, execute upon or levy upon the same, shall be void and shall not be recognized or given effect by MH.

Exhibit 10.7
Unfunded Plan: The Plan shall be funded from the general assets of MH as and when payments become due under the Plan; provided, that each of the MH entities that has employees who are eligible to participate in the Plan shall be liable for (and shall only be liable for), the incentive payments under the Plan payable to their respective employees and not to other Participants. Participants do not have any right or interest, whether vested or otherwise, in the Plan or in any amount payable under the Plan until payment thereof and unless all of the terms, conditions and provisions of the Plan have been complied with. Nothing contained in the Plan shall require the Company or any other MH entity to segregate or earmark any cash, shares of stock or other property for payment of amounts under the Plan.

Governing Law: The Plan and all determinations made and actions taken thereunder shall be governed by the laws of the State of New York.

Taxes: The Company shall have the right to make, or cause to be made, such provisions as it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with or be exempt from Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Any adjustments made pursuant to this Plan shall be determined in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent so required.